Exhibit 10.2

REVOLVING NOTE

$50,000,000.00	August 23, 2021

For value received, America First Multifamily Investors, L.P., a Delaware limited partnership (“Borrower”), hereby promises to pay to the order of Bankers Trust Company (“Bank”), in lawful money of the United States of America, the principal sum of Fifty Million and 00/100 Dollars ($50,000,000.00), or so much thereof as may be advanced and be outstanding, together with interest from and after the date hereof on the unpaid principal balance outstanding at the rate set forth herein.  All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement (as hereinafter defined).

This Revolving Note (this “Note”) is the Revolving Note referred to in, and is issued pursuant to, that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of August 23, 2021 (as it may be further amended or otherwise modified from time to time, the “Credit Agreement”), and is entitled to all of the benefits and security of the Credit Agreement. All of the terms, covenants, and conditions of the Credit Agreement and all other instruments evidencing or securing the indebtedness hereunder are hereby made a part of this Note and are deemed incorporated herein in full.

Interest shall accrue on the outstanding and unpaid principal balance of this Note at a variable rate equal to the Applicable Base Rate (as hereinafter defined and as it is adjusted from time to time) plus (or minus) the Margin (as hereinafter defined and as it is adjusted from time to time).  The interest rate for this Note shall be adjusted as of the date of any change in the Prime Rate (as hereinafter defined), to reflect the Prime Rate then in effect on such date.  As used herein, “Applicable Base Rate” means the greater of (i) the Prime Rate and (ii) three and one quarter percent (3.25%) per annum, and which Applicable Base Rate shall change from time to time based on changes in the Prime Rate, and “Prime Rate” means the highest per annum prime rate of interest published in the Money Rates section of The Wall Street Journal, which when used to compute the Applicable Base Rate, shall change as of the date of any change in said Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate; provided, however, if for any reason such rate is no longer published in The Wall Street Journal, Bank shall select a replacement index, in its discretion, and notify Borrower of the replacement index so chosen within five (5) Business Days following selection of such replacement index.  As used herein, the applicable “Margin” shall be determined in accordance with the following chart (with Senior Debt and Market Value of Assets calculated in accordance with the terms contained in the Credit Agreement):

Senior Debt/Market Value of Assets	Margin
> 0.70	0.35%
≥ 0.65 but ≤0.70	(0.15%)
< 0.65	(0.65%)

Any change in the applicable Margin resulting from a change in the ratio of Borrower’s Senior Debt to Market Value of Assets shall be effective as of July 1 (for any change reflected in Borrower’s financial reporting for the period ending March 31), as of October 1 (for any change reflected in Borrower’s financial reporting for the period ending June 30), as of January 1 (for any change reflected in Borrower’s financial reporting for the period ending September 30), and as of April 1 (for any change reflected in Borrower’s financial reporting for the period ending December 31).

Interest hereunder shall be computed on the basis of actual days elapsed over the period of a 360-day year. Upon or after the occurrence and during the continuation of any Event of Default, the outstanding principal balance of this Note shall bear interest at the Default Rate until the principal balance of this Note is paid in full.

Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms, and conditions contained in this Note and the Credit Agreement.

The principal amount and accrued interest of this Note shall be due and payable on the dates and in the manner hereinafter set forth:

(a)Interest on the principal amount outstanding hereunder shall be payable on the first day of each month, beginning September 1, 2021 and on the first day of each succeeding month thereafter to and including June 1, 2023.

(b)The principal amount of each individual Advance shall be repaid in full on the 270th day following the date on which such Advance was made (with each such date referred to as an “Advance Repayment Date”), provided that Borrower may extend any Advance Repayment Date for up to three additional 90 day periods, but in no event later than the Revolving Loan Maturity Date, by providing Bank with a written request for such extension together with a principal payment of 5% of the original principal amount of the Advance for the first such extension, 10% of the original principal amount of the Advance for the second such extension, and 20% of the original principal amount of the Advance for the third such extension.

(c)Notwithstanding the Revolving Loan Maturity Date or any Advance Repayment Date, in the event any Financed Asset is included as collateral for a TOB Financing or TEBS Transaction or any other debt financing transaction undertaken by Borrower, the proceeds of the transaction shall be used to repay the Advance associated with such Financed Asset.

(d)On June 30, 2023, a principal payment equal to the entire outstanding principal balance hereof, together with any and all accrued interest thereon and any other amounts due hereunder or under the Credit Agreement shall be immediately due and payable.

Borrower shall make mandatory prepayments if required under the terms and conditions specified in the Credit Agreement.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Bank for the use, forbearance, or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto.

The termination of the Credit Agreement in accordance with the terms of the Credit Agreement or the occurrence of an Event of Default shall entitle Bank, at its option, to declare the then outstanding principal balance and accrued interest hereon to be, and the same shall thereupon become, immediately due and payable without notice to or demand upon Borrower, all of which Borrower hereby expressly waives.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, Borrower, for itself and its successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands, and consents in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and hereby consents to any extensions of time, renewals, releases of any party to or guarantor of this Note, waivers, and any other modifications that may be granted or consented to by Bank from time to time in respect of the time of payment or any other provision of this Note.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Bank in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Bank of any right or remedy preclude any other right or remedy. Bank, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrower. Borrower agrees that, without releasing or impairing Borrower’s liability hereunder, Bank may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

This Note is a restated version of the preexisting Revolving Line of Credit Note previously executed by Borrower in favor of Bank, and is given in exchange therefor and shall not constitute a cancellation of the principal amount (or unpaid accrued interest) of such note evidenced thereby.

This Note is secured by the Collateral described in the Credit Agreement.

This Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Iowa without regard to conflict of law principles.

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IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized representative as of the date first above written.

America First Multifamily Investors, L.P., a Delaware limited partnership

By: /s/ Jesse A. Coury

       Jesse A. Coury, Chief Financial Officer